Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Reports

Second Quarter 2022 Financial Results

Addison, Texas – July 18, 2022 / Business Wire / – Guaranty Bancshares, Inc. (NASDAQ: GNTY) (the "Company"), the parent company of Guaranty Bank & Trust, N.A. (the "Bank"), today reported financial results for the fiscal quarter ended June 30, 2022. The Company's net income available to common shareholders was $10.8 million, or $0.90 per basic share, for the quarter ended June 30, 2022, compared to $10.7 million, or $0.89 per basic share, for the quarter ended March 31, 2022 and $10.4 million, or $0.87 per basic share, for the quarter ended June 30, 2021. Return on average assets and average equity for the second quarter of 2022 were 1.35% and 14.85%, respectively, compared to 1.38% and 14.44%, respectively, for the first quarter of 2022 and 1.42% and 14.64%, respectively, for the second quarter of 2021. The modest increase in earnings during the second quarter of 2022, compared to the first quarter of 2022, was primarily due to improved net interest margin, but offset by lower non-interest income and higher non-interest expense. Our net core earnings†, excluding provisions for credit losses, income taxes and PPP1/PPP2 net income, as well as our core net interest margin, adjusted to exclude the effects of PPP1/PPP2 loans, are described further in tables below.

"Our second quarter results were strong with an increase in net core earnings of nearly $2.0 million from the first quarter of 2022. We improved our net interest margin through repricing of new and existing loans at higher yields and through deployment of excess liquidity held in fed funds throughout the pandemic into higher yielding securities during the first half of 2022. Loan growth has also been strong. Excluding PPP and warehouse loans, our loan portfolio grew 7.1% during the second quarter and 16.4% year-to-date, although this will likely slow during the second half of the year as rates continue to rise and fears of an economic downturn continue to develop. Despite possible slowing of loan growth, we've built a solid earnings stream that should continue to deliver good financial outcomes for our Company and our shareholders. Texas also remains a very vibrant market and should weather this period of economic uncertainty better than most. Non-performing assets remain very low and we maintain our conservative approach to credit underwriting. As with most companies, inflation pressure and wage increases from a tight labor market have caused increases in our non-interest expense, which we are closely monitoring and managing. Historically, Guaranty has navigated both rising rate and recessionary cycles with good outcomes, which we are confident we will do again during the current economic environment" commented Ty Abston, the Company's Chairman and Chief Executive Officer.

QUARTERLY HIGHLIGHTS

•
Strong Loan Growth. The second quarter of 2022 saw strong organic loan growth, increasing $124.3 million, or 6.2%, during the quarter. Excluding PPP and warehouse lending changes, our loans grew $139.9 million, or 7.1%, during the quarter. Our loan growth is a result of internally generated sources and is not from loan purchases from other originators.
•
Solid Net Earnings and Core Earnings. Net earnings have remained consistent quarter-over-quarter. Net core earnings†, which exclude provisions for credit losses and income tax, and net PPP income, have trended upwards, demonstrating a solid and consistent core earnings stream. Net core earnings† were $12.8 million for the second quarter, compared to $10.9 million for the first quarter of 2022, and $9.8 million during the second quarter of 2021.
•
Good Asset Quality. Non-performing assets as a percentage of total assets were 0.30% at June 30, 2022, compared to 0.08% at March 31, 2022 and 0.13% at June 30, 2021. Net charge-offs to average loans (annualized) were 0.02% for the quarter ended June 30, 2022, compared to 0.02% for the quarter ended March 31, 2022, and 0.05% for the quarter ended June 30, 2021.
•
Repricing Loans. The Bank is slightly asset-sensitive and should see benefits from expected rate increases by the Federal Reserve. As of June 30, 2022, $267.8 million, or 12.5% of our loan portfolio is fully floating and $1.1 billion, or 51.8% are adjustable rate term loans, repricing at defined future time periods or at maturity. A rate increase of 75 bps at the July FOMC meeting would result in the repricing of approximately $322.7 million, or 23.5%, of our floating and variable rate loans in July. Total rate increases of 175 bps between June 30 and December 31 would result in repricing of approximately $453.6 million, or 33.0%, of our total floating and adjustable rate loans by December 31, 2022. Although we have raised interest rates paid on deposit accounts, we continue to maintain a conservative approach to increases. A total of 39.8% of our deposits are noninterest-bearing and total cost of funds on total deposits during the second quarter was 0.23%.

RESULTS OF OPERATIONS

Participation in the PPP1 and PPP2 program, as well as large provisions for credit losses in the second quarter of 2020, resulting from the expected effects of COVID-19, along with subsequent provision releases, has created temporary extraordinary results in the

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

calculation of net earnings and related performance ratios. The following table illustrates net earnings and net core earnings results, which are pre-tax, pre-provision and pre-extraordinary PPP1/PPP2 income, as well as performance ratios for the prior five quarters:

	Quarter Ended
	2022		2021
(dollars in thousands, except per share data)	June 30	March 31	December 31	September 30	June 30
Net earnings attributable to Guaranty Bancshares, Inc.	$10,784	$10,738	$9,159	$9,253	$10,432
Adjustments:
Provision for credit losses	—	(1,250)	—	(700)	(1,000)
Income tax provision	2,472	2,235	1,923	2,179	2,312
PPP loan interest and fees	(436)	(783)	(958)	(1,005)	(1,954)
Net core earnings attributable to Guaranty Bancshares, Inc.†	$12,820	$10,940	$10,124	$9,727	$9,790

Total average assets	$3,209,440	$3,146,339	$3,021,079	$2,953,181	$2,938,944
Adjustments:
PPP loans average balance	(8,885)	(36,720)	(61,062)	(107,931)	(155,417)
Total average assets, adjusted†	$3,200,555	$3,109,619	$2,960,017	$2,845,250	$2,783,527
Total average equity	$291,312	$301,579	$301,398	$295,076	$285,803

PERFORMANCE RATIOS
Net earnings to average assets (annualized)	1.35%	1.38%	1.20%	1.24%	1.42%
Net earnings to average equity (annualized)	14.85	14.44	12.06	12.44	14.64
Net core earnings to average assets, as adjusted (annualized)†	1.61	1.43	1.36	1.36	1.41
Net core earnings to average equity (annualized)†	17.65	14.71	13.33	13.08	13.74

PER COMMON SHARE DATA
Weighted-average common shares outstanding, basic	11,968,227	12,109,074	12,097,100	12,067,769	12,056,550
Earnings per common share, basic	$0.90	$0.89	$0.76	$0.77	$0.87
Net core earnings per common share, basic†	1.07	0.90	0.84	0.81	0.81

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

Net interest income, before the provision for credit losses, in the second quarter of 2022 and 2021 was $26.9 million and $23.5 million, respectively, an increase of $3.4 million, or 14.4%. The increase in net interest income resulted from an increase in interest income of $3.8 million, or 15.2%, which was partially offset by an increase in interest expense of $462,000, or 25.6%, quarter over quarter. Interest and fee income from PPP loans decreased $1.5 million, or 77.7%, while all loan and other interest income increased $3.4 million, or 14.8%, during the current quarter compared to the prior year quarter. In addition, interest income from investment securities increased $1.9 million, or 88.9%, from the same quarter in the prior year.

Net interest margin, on a taxable equivalent basis, for the second quarter of 2022 and 2021 was 3.61% and 3.44%, respectively. Net interest margin increased 17 basis points primarily due to a 21 basis point yield increase on total interest earning assets that was offset by an eight basis point increase in cost of interest bearing liabilities. The increase in yield on interest earning assets resulted primarily due to the reinvestment of interest bearing deposits held at other banks, which earned a yield of 0.06% in the prior year quarter, into higher yielding investment securities and loans. There was a slight decrease in loan yield from 4.79% for the second quarter of 2021 to 4.77% for the second quarter of 2022, a change of two basis points, caused primarily due to recognized PPP origination fee and interest income of $2.0 million during the prior year quarter, compared to $436,000 in the current year quarter. The increase in net interest margin was offset slightly by an increase in the cost of interest-bearing deposits from 0.37% to 0.38% during the same period, a change of one basis point, and an increase in the overall cost of interest-bearing liabilities of eight basis points, from 0.42% in the second quarter of 2021 to 0.50% in the second quarter of 2022.

Net interest income, before the provision for credit losses, increased $2.5 million, or 10.4%, from $24.3 million in the first quarter of 2022 to $26.9 million in the second quarter of 2022. The increase in net interest income resulted primarily from an increase in loan income of $2.3 million, or 10.4%, from the prior quarter, as well as an increase in investment security income of $1.0 million, or 33.4% from the prior quarter. The increase was partially offset by an increase in the cost of interest bearing liabilities of $699,000, or 44.5%, from the prior quarter.

Net interest margin, on a taxable equivalent basis, increased from 3.37% for the first quarter of 2022 to 3.61% for the second quarter of 2022, an increase of 24 basis points. Loan yield increased from 4.66% for the first quarter of 2022 to 4.77% for the second quarter of 2022, a change of 11 basis points. The remaining increase in net interest margin resulted primarily from a decrease in average interest bearing deposits held at other banks of $260.8 million, which earned a yield of 0.13% in the prior quarter, and which were reinvested into higher yielding investment securities and loans. The increase in net interest margin was offset slightly by an increase in the cost of interest-bearing deposits from 0.29% in the first quarter to 0.38% in the second quarter of 2022, a change of nine basis points. There was an increase in the overall cost of interest-bearing liabilities of 14 basis points, from 0.36% in the first quarter to 0.50% in the second quarter of 2022.

The Bank’s participation in the PPP program created temporary extraordinary results in the calculation of net interest margin. To illustrate the impact of the PPP program on net interest margin, the table below excludes PPP1 and PPP2 loans and their associated fees and costs for the quarter ended June 30, 2022:

	Quarter Ended June 30, 2022			For the Six Months Ended June 30, 2022
(dollars in thousands)	Average Outstanding Balance	Interest Earned	Average Yield	Average Outstanding Balance	Interest Earned	Average Yield
Total loans	$2,068,379	$24,587	4.77%	$2,003,053	$46,859	4.72%
Adjustments:
PPP1 loans average balance and net fees(1)	(195)	—	—	(484)	(5)	2.08
PPP2 loans average balance and net fees(2)	(8,690)	(436)	20.12	(22,310)	(1,214)	10.97
Total PPP loans(3)	$(8,885)	$(436)	19.68%	$(22,794)	$(1,219)	10.78%

Total loans, excluding PPP†	$2,059,494	$24,151	4.70%	$1,980,259	$45,640	4.65%

Total interest-earning assets	3,020,390	29,120	3.87	2,991,711	55,013	3.71
Total interest-earning assets, net of PPP effects†	$3,011,505	$28,684	3.82%	$2,968,917	$53,794	3.65%

Net interest income		$26,851			$51,174
Net interest margin(4)			3.57%			3.45%
Net interest margin, FTE(5)			3.61			3.49

Net interest income, net of PPP effects†		26,415			49,955
Net interest margin, net of PPP effects†(6)			3.52			3.39
Net interest margin, FTE, net of PPP effects†(7)			3.56			3.43

Efficiency ratio(8)			59.80			60.84
Efficiency ratio, net of PPP effects†(9)			60.60			62.02

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

(1) Interest earned on PPP1 loans consists of interest income of $2,000, and net origination fees recognized in earnings of $3,000 for the six months ended June 30, 2022. No interest income or net origination fees were recognized for the quarter ended June 30, 2022.

(2) Interest earned on PPP2 loans consists of interest income of $21,000 and $108,000, and net origination fees recognized in earnings of $415,000 and $1.1 million for the three and six months ended June 30, 2022, respectively.

(3) Interest earned consists of interest income of $21,000 and $110,000, and net origination fees recognized in earnings of $415,000 and $1.1 million for the three and six months ended June 30, 2022, respectively.

(4) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized. Taxes are not a part of this calculation.

(5) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(6) Net interest margin is equal to net interest income, net of PPP effects, divided by average interest-earning assets, excluding average PPP loans, annualized. Taxes are not a part of this calculation.

(7) Net interest margin on a taxable equivalent basis is equal to net interest income, net of PPP effects, adjusted for nontaxable income divided by average interest-earning assets, excluding average PPP loans, annualized, using a marginal tax rate of 21%.

(8) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(9) The efficiency ratio was calculated by dividing total noninterest expense, net of PPP-related deferred costs, by net interest income, net of PPP effects, plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

During the second quarter of 2022, we recorded no provision for credit losses. At the onset of the COVID pandemic in 2020, we established COVID-specific qualitative factors to estimate the potential impact of the pandemic to our loan portfolio as a whole, which led to a provision during 2020 of $13.2 million. As the economic, health and other impacts of the virus became more clear and cases began to decline, we reduced the COVID-specific qualitative factors during 2021 and fully unwound these specific factors during the first quarter of 2022. The impact of unwinding the remaining COVID-specific qualitative factors was offset by growth in our loan portfolio, however, we also decreased certain of our standard qualitative factors in the second quarter to capture current macro-economic conditions that we believe are more similar to the environment prior to the COVID-19 pandemic (i.e. near the end of a long up-cycle with a downturn expected) and consistent with our day-one CECL methodology. As of June 30, 2022, our allowance for credit losses as a percentage of total loans was 1.36%.

Noninterest income increased $111,000, or 1.9%, in the second quarter of 2022 to $6.1 million, compared to $6.0 million for the second quarter of 2021. The increase from the same quarter in 2021 was due primarily to an increase in services charges of $215,000, or 25.1%, an increase in merchant and debit card fees of $139,000, or 7.2%, and an increase in other noninterest income of $169,000, or 26.4%, compared to the same quarter in the prior year. The increase in noninterest income was partially offset by a decrease in the gain on sale of loans of $362,000, or 29.1%, a $55,000, or 35.0%, decrease in mortgage fee income and a $132,000, or 62.6%, decrease in warehouse lending fees compared to the same quarter of the prior year. The increase in service charges and merchant and debit card fees, as well as the decreases in gain on sale of loans, mortgage fee income and warehouse lending fees were primarily volume driven. The increase in other non-interest income was comprised of various smaller items such as increases in loan processing fees, SBA servicing revenue, and a $45,000 loss on sale of ORE in the prior year quarter that was not present in the current year.

Noninterest expense increased $2.0 million, or 11.2%, in the second quarter of 2022 to $19.7 million, compared to the second quarter of 2021. The increase in noninterest expense in the second quarter of 2022 was driven primarily by a $1.5 million, or 15.0%, increase in employee compensation and benefits due to increased salaries, higher insurance expense accruals due to increased claims experience and increased bonus accruals due to higher net income. Software and technology expense increased $284,000, or 26.9%, compared to the second quarter of 2021, due to additional technology investments. The increase was partially offset by a decrease in amortization of deposit premiums and software of $158,000, or 47.0%, from the prior year quarter.

Noninterest income in the second quarter of 2022 decreased by $398,000, or 6.1%, from $6.5 million in the first quarter of 2022 due primarily to a decrease in other noninterest income of $890,000, or 52.4%, resulting primarily from a $685,000 net gain on the termination of interest rate swaps that occurred during the first quarter of 2022.

Noninterest expense increased $615,000, or 3.2%, in the second quarter of 2022, from $19.1 million for the quarter ended March 31, 2022. The increase was primarily due to an increase in employee compensation and benefits of $198,000, or 1.7%, an increase in occupancy expenses of $137,000, or 5.1%, an increase in software and technology expense of $130,000, or 10.8%, an increase in ATM and debit card expense of $96,000, or 16.6%, and an increase in other noninterest expense of $161,000, or 15.6%, during the second quarter of 2022. The increase in other non-interest expense resulted primarily from increases in charitable contributions, travel, lodging and meal expenses and from customer account related fraud losses, compared to the prior year quarter. These were partially offset by a decreases in amortization expense of $41,000, or 18.7%, and advertising expense of $87,000, or 21.4%, during the second quarter of 2022.

The Company’s efficiency ratio in the second quarter of 2022 was 59.80%, compared to 61.94% in the prior year quarter and 60.12% in the first quarter of 2022. Adjusted to remove the effects of PPP-related transactions, the Company’s efficiency ratio† for the second quarter of 2022 was 60.60%, was 63.56% for the first quarter of 2022 and was 64.66% for the second quarter of 2021.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

FINANCIAL CONDITION

Consolidated assets for the Company totaled $3.28 billion at June 30, 2022, compared to $3.19 billion at March 31, 2022 and $2.93 billion at June 30, 2021.

Gross loans increased $124.3 million, or 6.2%, to $2.14 billion at June 30, 2022, compared to loans of $2.01 billion at March 31, 2022. The increase in gross loans from the first quarter of 2022 to the second quarter of 2022 is primarily due to increased loan originations and advances, which were partially offset by continued forgiveness of PPP loans, which decreased $16.7 million during the quarter. Excluding PPP and warehouse lending loans, gross loans increased $139.9 million, or 7.1%, from March 31, 2022.

Gross loans increased $248.2 million, or 13.1%, from $1.89 billion at June 30, 2021. The increase in gross loans during the second quarter of 2022 compared to the second quarter of 2021 resulted primarily from organic loan growth and was partially offset by a $124.8 million reduction in PPP loan balances during the period. Excluding PPP and warehouse lending loans, gross loans increased $420.2 million, or 24.9%, from June 30, 2021.

Total deposits decreased by $17.8 million, or 0.6%, to $2.78 billion at June 30, 2022, compared to $2.80 billion at March 31, 2022, and increased 9.7%, or $246.6 million, from $2.53 billion at June 30, 2021. The decrease in deposits during the current quarter resulted primarily from a $38.4 million decrease in public funds accounts.

Nonperforming assets as a percentage of total loans were 0.46% at June 30, 2022, compared to 0.13% at March 31, 2022 and 0.20% at June 30, 2021. The Bank's non-performing assets consist primarily of non-accrual loans. Four loans were added to non-accrual status in the current quarter and are Small Business Administration (SBA) 7(a), partially guaranteed (75%) loans, acquired in the June 2018 acquisition of Westbound Bank, with combined book balances of $6.7 million as of June 30, 2022. These loans, collateralized by two hotels, were identified as problem assets prior to COVID-19 but obtained government stimulus and other relief which allowed the two related borrowers to remain current through early 2022. Management continues to work toward a satisfactory resolution for these four loans, however, in the event of foreclosure, a significant loss is not expected due to estimated current collateral values.

Total equity totaled $282.8 million as of June 30, 2022, compared to $291.9 million at March 31, 2022 and $287.7 million at June 30, 2021. The decrease from the previous quarter resulted primarily from the payment of dividends of $2.6 million, repurchase of 175,181 shares of treasury stock for $6.2 million and a decrease in accumulated other comprehensive income of $11.7 million during the second quarter of 2022 resulting from fluctuations in the fair market value of securities, offset by net income of $10.8 million. Although the unrealized losses in accumulated other comprehensive income during the quarter do not impact regulatory capital ratios, they did result in a decrease in the tangible common equity† ratio from 8.16% as of March 31, 2022 to 7.64% as of June 30, 2022.

In September 2021, we announced the formation of a partnership with CaliberCos, Inc., a vertically integrated alternative asset manager and fund sponsor, in an effort to drive investments that will revitalize communities across Texas through real estate developments. We recorded this investment by our Bank subsidiary and the noncontrolling interest during the first quarter of 2022. Further details of this partnership can be found in a Form 8-K filed with the Securities and Exchange Commission on September 7, 2021.

Nonperforming assets as a percentage of total assets were 0.30% at June 30, 2022 compared to 0.08% at March 31, 2022, and 0.13% at June 30, 2021.

	As of
	2022		2021
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
ASSETS
Cash and due from banks	$56,545	$58,788	$42,979	$34,741	$37,611
Federal funds sold	2,425	139,300	431,975	346,500	385,075
Interest-bearing deposits	12,053	24,003	24,651	27,634	24,532
Total cash and cash equivalents	71,023	222,091	499,605	408,875	447,218
Securities available for sale	196,095	306,704	342,206	269,070	446,636
Securities held to maturity	713,390	494,289	184,263	173,676	—
Loans held for sale	2,770	1,166	4,129	1,903	5,088
Loans, net	2,107,658	1,983,449	1,876,076	1,938,268	1,856,277
Accrued interest receivable	10,144	8,961	8,901	7,673	8,801
Premises and equipment, net	54,437	54,316	53,470	53,834	54,405
Other real estate owned	—	—	—	40	227
Cash surrender value of life insurance	37,979	37,352	37,141	36,582	36,367
Core deposit intangible, net	2,086	2,199	2,313	2,426	2,573
Goodwill	32,160	32,160	32,160	32,160	32,160
Other assets	53,171	47,142	45,806	43,761	43,207
Total assets	$3,280,913	$3,189,829	$3,086,070	$2,968,268	$2,932,959
LIABILITIES AND EQUITY
Deposits
Noninterest-bearing	$1,105,756	$1,065,789	$1,014,518	$972,854	$928,416
Interest-bearing	1,673,865	1,731,621	1,656,309	1,590,217	1,604,610
Total deposits	2,779,621	2,797,410	2,670,827	2,563,071	2,533,026
Securities sold under agreements to repurchase	7,871	11,090	14,151	11,195	15,336
Accrued interest and other liabilities	28,033	27,803	26,568	26,284	28,058
Line of credit	—	—	5,000	3,000	—
Federal Home Loan Bank advances	131,500	7,500	47,500	47,500	49,000
Subordinated debentures	51,053	54,146	19,810	19,810	19,810
Total liabilities	2,998,078	2,897,949	2,783,856	2,670,860	2,645,230

Equity attributable to Guaranty Bancshares, Inc.	282,255	291,282	302,214	297,408	287,729
Noncontrolling interest	580	598	—	—	—
Total equity	282,835	291,880	302,214	297,408	287,729
Total liabilities and equity	$3,280,913	$3,189,829	$3,086,070	$2,968,268	$2,932,959

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

	Quarter Ended
	2022		2021
(dollars in thousands, except per share data)	June 30	March 31	December 31	September 30	June 30
STATEMENTS OF EARNINGS
Interest income	$29,120	$25,893	$25,518	$25,235	$25,284
Interest expense	2,269	1,570	1,498	1,665	1,807
Net interest income	26,851	24,323	24,020	23,570	23,477
Provision for credit losses	—	(1,250)	—	(700)	(1,000)
Net interest income after provision for credit losses	26,851	25,573	24,020	24,270	24,477
Noninterest income	6,081	6,479	6,038	6,449	5,970
Noninterest expense	19,694	19,079	18,976	19,287	17,703
Income before income taxes	13,238	12,973	11,082	11,432	12,744
Income tax provision	2,472	2,235	1,923	2,179	2,312
Net earnings	$10,766	$10,738	$9,159	$9,253	$10,432
Net loss attributable to noncontrolling interest	18	—	—	—	—
Net earnings attributable to Guaranty Bancshares, Inc.	$10,784	$10,738	$9,159	$9,253	$10,432

PER COMMON SHARE DATA*
Earnings per common share, basic	$0.90	$0.89	$0.76	$0.77	$0.87
Earnings per common share, diluted	0.89	0.88	0.75	0.76	0.85
Cash dividends per common share	0.22	0.22	0.20	0.20	0.20
Book value per common share - end of quarter	23.69	24.19	24.93	24.62	23.86
Tangible book value per common share - end of quarter(1)	20.82	21.29	22.09	21.75	20.98
Common shares outstanding - end of quarter(4)	11,912,249	12,066,480	12,122,717	12,081,477	12,057,937
Weighted-average common shares outstanding, basic	11,968,227	12,109,074	12,097,100	12,067,769	12,056,550
Weighted-average common shares outstanding, diluted	12,098,983	12,260,945	12,263,252	12,211,389	12,251,587

PERFORMANCE RATIOS
Return on average assets (annualized)	1.35%	1.38%	1.20%	1.24%	1.42%
Return on average equity (annualized)	14.85	14.44	12.06	12.44	14.64
Net interest margin, fully taxable equivalent (annualized)(2)	3.61	3.37	3.39	3.40	3.44
Efficiency ratio(3)	59.80	61.94	63.13	64.25	60.12

(1) See Reconciliation of non-GAAP Financial Measures table.

(2) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(3) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(4) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

	As of
	2022		2021
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
LOAN PORTFOLIO COMPOSITION
Commercial and industrial	$268,812	$270,074	$280,569	$308,647	$352,042
Real estate:
Construction and development	350,024	318,035	307,797	309,746	264,002
Commercial real estate	749,603	674,558	622,842	633,353	608,464
Farmland	166,309	186,982	145,501	135,413	94,525
1-4 family residential	450,929	430,755	410,673	403,403	389,616
Multi-family residential	55,985	42,021	30,971	40,810	42,086
Consumer	56,433	52,670	50,965	52,992	51,795
Agricultural	14,502	14,403	14,639	14,199	14,608
Warehouse lending	25,344	24,260	43,720	71,823	72,582
Overdrafts	435	303	363	495	444
Total loans(1)(2)	$2,138,376	$2,014,061	$1,908,040	$1,970,881	$1,890,164

	Quarter Ended
	2022		2021
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
ALLOWANCE FOR CREDIT LOSSES
Balance at beginning of period	$29,096	$30,433	$30,621	$31,548	$32,770
Loans charged-off	(125)	(203)	(239)	(244)	(283)
Recoveries	26	116	51	17	61
Provision for credit loss expense	—	(1,250)	—	(700)	(1,000)
Balance at end of period	$28,997	$29,096	$30,433	$30,621	$31,548

Allowance for credit losses / period-end loans	1.36%	1.44%	1.59%	1.55%	1.67%
Allowance for credit losses / nonperforming loans	294.4	1,084.9	1,075.0	976.7	878.0
Net charge-offs / average loans (annualized)	0.02	0.02	0.04	0.05	0.05

NON-PERFORMING ASSETS
Non-accrual loans(3)	$9,848	$2,682	$2,831	$3,135	$3,593
Other real estate owned	—	—	—	40	227
Repossessed assets owned	27	7	14	63	9
Total non-performing assets	$9,875	$2,689	$2,845	$3,238	$3,829

Non-performing assets as a percentage of:
Total loans(1)(2)	0.46%	0.13%	0.15%	0.16%	0.20%
Total loans, excluding PPP(1)(2)	0.46	0.13	0.15	0.17	0.22
Total assets	0.30	0.08	0.09	0.11	0.13

TDR loans - nonaccrual	$45	$98	$103	$84	$86
TDR loans - accruing	9,371	9,418	9,466	9,522	9,535

(1) Excludes outstanding balances of loans held for sale of $2.8 million, $1.2 million, $4.1 million, $1.9 million, and $5.1 million as of June 30 and March 31, 2022 and December 31, September 30, June 30, 2021, respectively.

(2) Excludes deferred loan fees of $1.7 million, $1.5 million, $1.5 million, $2.0 million, and $2.3 million as of June 30 and March 31, 2022 and December 31, September 30, June 30, 2021, respectively.
(3) TDR loans - nonaccrual are included in nonaccrual loans, which are a component of nonperforming loans.

	Quarter Ended
	2022		2021
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
NONINTEREST INCOME
Service charges	$1,070	$976	$1,085	$1,003	$855
Net realized gain on sale of loans	882	905	1,127	1,759	1,244
Fiduciary and custodial income	638	642	615	599	570
Bank-owned life insurance income	207	211	207	215	206
Merchant and debit card fees	2,061	1,611	1,669	1,620	1,922
Loan processing fee income	232	187	188	164	164
Warehouse lending fees	79	116	164	196	211
Mortgage fee income	102	131	133	145	157
Other noninterest income	810	1,700	850	748	641
Total noninterest income	$6,081	$6,479	$6,038	$6,449	$5,970

NONINTEREST EXPENSE
Employee compensation and benefits	$11,730	$11,532	$11,200	$10,998	$10,204
Occupancy expenses	2,848	2,711	2,686	2,738	2,833
Legal and professional fees	773	770	604	644	747
Software and technology	1,339	1,209	1,167	1,258	1,055
Amortization	178	219	222	253	336
Director and committee fees	219	205	204	197	167
Advertising and promotions	320	407	470	495	338
ATM and debit card expense	674	578	643	646	616
Telecommunication expense	187	186	196	197	180
FDIC insurance assessment fees	237	233	300	214	168
Other noninterest expense	1,189	1,029	1,284	1,647	1,059
Total noninterest expense	$19,694	$19,079	$18,976	$19,287	$17,703

	Quarter Ended June 30,
	2022			2021
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$2,068,379	$24,587	4.77%	$1,912,722	$22,864	4.79%
Securities available for sale	267,823	1,473	2.21	420,202	2,191	2.09
Securities held to maturity	596,013	2,666	1.79	—	—	—
Nonmarketable equity securities	14,128	289	8.20	10,056	164	6.54
Interest-bearing deposits in other banks	74,047	105	0.57	426,074	65	0.06
Total interest-earning assets	3,020,390	29,120	3.87	2,769,054	25,284	3.66
Allowance for credit losses	(29,056)			(32,664)
Noninterest-earning assets	218,106			202,554
Total assets	$3,209,440			$2,938,944
LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,694,363	$1,623	0.38%	$1,623,351	$1,493	0.37%
Advances from FHLB and fed funds purchased	47,016	190	1.62	49,063	102	0.83
Line of credit	—	—	—	2,374	21	3.55
Subordinated debt	52,326	453	3.47	19,810	188	3.81
Securities sold under agreements to repurchase	9,045	3	0.13	14,887	3	0.08
Total interest-bearing liabilities	1,802,750	2,269	0.50	1,709,485	1,807	0.42
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,090,288			916,631
Accrued interest and other liabilities	25,090			27,025
Total noninterest-bearing liabilities	1,115,378			943,656
Equity	291,312			285,803
Total liabilities and equity	$3,209,440			$2,938,944
Net interest rate spread(2)			3.37%			3.24%
Net interest income		$26,851			$23,477
Net interest margin(3)			3.57%			3.40%
Net interest margin, fully taxable equivalent(4)			3.61%			3.44%

(1) Includes average outstanding balances of loans held for sale of $2.6 million and $3.2 million for the quarter ended June 30, 2022 and 2021, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

	Six Months Ended June 30,
	2022			2021
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$2,003,053	$46,859	4.72%	$1,899,864	$47,059	4.99%
Securities available for sale	377,132	3,091	1.65	399,255	4,282	2.16
Securities held to maturity	393,110	4,151	2.13	—	—	—
Nonmarketable equity securities	14,678	698	9.59	10,043	265	5.32
Interest-bearing deposits in other banks	203,738	214	0.21	380,455	191	0.10
Total interest-earning assets	2,991,711	55,013	3.71	2,689,617	51,797	3.88
Allowance for credit losses	(29,628)			(32,951)
Noninterest-earning assets	215,886			201,041
Total assets	$3,177,969			$2,857,707
LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,702,216	$2,865	0.34%	$1,591,784	$3,096	0.39%
Advances from FHLB and fed funds purchased	42,395	236	1.12	50,075	201	0.81
Line of credit	1,878	34	3.65	8,470	149	3.55
Subordinated debt	41,572	699	3.39	19,810	376	3.83
Securities sold under agreements to repurchase	9,976	5	0.10	18,013	7	0.08
Total interest-bearing liabilities	1,798,037	3,839	0.43	1,688,152	3,829	0.46
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,059,032			862,619
Accrued interest and other liabilities	24,680			25,206
Total noninterest-bearing liabilities	1,083,712			887,825
Equity	296,220			281,730
Total liabilities and equity	$3,177,969			$2,857,707
Net interest rate spread(2)			3.28%			3.42%
Net interest income		$51,174			$47,968
Net interest margin(3)			3.45%			3.60%
Net interest margin, fully taxable equivalent(4)			3.49%			3.64%

(1) Includes average outstanding balances of loans held for sale of $2.9 million and $3.7 million for the six months ended June 30, 2022 and 2021, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

NON-GAAP RECONCILING TABLES

Tangible Book Value per Common Share

	As of
	2022		2021
(dollars in thousands, except per share data)	June 30	March 31	December 31	September 30	June 30
Equity attributable to Guaranty Bancshares, Inc.	$282,255	$291,282	$302,214	$297,408	$287,729
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(2,086)	(2,199)	(2,313)	(2,426)	(2,573)
Total tangible common equity attributable to Guaranty Bancshares, Inc.	$248,009	$256,923	$267,741	$262,822	$252,996
Common shares outstanding - end of quarter(1)	11,912,249	12,066,480	12,122,717	12,081,477	12,057,937
Book value per common share	$23.69	$24.14	$24.93	$24.62	$23.86
Tangible book value per common share(1)	20.82	21.29	22.09	21.75	20.98

(1) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

Net Core Earnings and Net Core Earnings per Common Share

	Quarter Ended
	2022		2021
(dollars in thousands, except per share data)	June 30	March 31	December 31	September 30	June 30
Net earnings attributable to Guaranty Bancshares, Inc.	$10,784	$10,738	$9,159	$9,253	$10,432
Adjustments:
Provision for credit losses	—	(1,250)	—	(700)	(1,000)
Income tax provision	2,472	2,235	1,923	2,179	2,312
PPP loans, including fees	(436)	(783)	(958)	(1,005)	(1,954)
Net core earnings attributable to Guaranty Bancshares, Inc.	$12,820	$10,940	$10,124	$9,727	$9,790

Weighted-average common shares outstanding, basic	11,968,227	12,109,074	12,097,100	12,067,769	12,056,550
Earnings per common share, basic	$0.90	$0.89	$0.76	$0.77	$0.87
Net core earnings per common share, basic	1.07	0.90	0.84	0.81	0.81

Net Core Earnings to Average Assets, as Adjusted, and Average Equity

	Quarter Ended
	2022		2021
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
Net core earnings attributable to Guaranty Bancshares, Inc.	$12,820	$10,940	$10,124	$9,727	$9,790
Total average assets	$3,209,440	$3,146,339	$3,021,079	$2,953,181	$2,938,944
Adjustments:
PPP loan average balance	(8,885)	(36,720)	(61,062)	(107,931)	(155,417)
Total average assets, adjusted	$3,200,555	$3,109,619	$2,960,017	$2,845,250	$2,783,527
Net core earnings attributable to Guaranty Bancshares, Inc. to average assets, as adjusted (annualized)	1.61%	1.43%	1.36%	1.36%	1.41%
Total average equity	$291,312	$301,579	$301,398	$295,076	$285,803
Net core earnings attributable to Guaranty Bancshares, Inc. to average equity (annualized)	17.65%	14.71%	13.33%	13.08%	13.74%

NON-GAAP RECONCILING TABLES

Total Non-Performing Assets to Total Loans, Excluding PPP

	Quarter Ended
	2022		2021
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
Total loans(1)(2)	$2,138,376	$2,014,061	$1,908,040	$1,970,881	$1,890,164
Adjustments:
PPP loans balance	(2,605)	(19,302)	(50,611)	(75,304)	(127,390)
Total loans, excluding PPP(1)(2)	$2,135,771	$1,994,759	$1,857,429	$1,895,577	$1,762,774
Warehouse loans	(25,344)	(24,260)	(43,720)	(71,823)	(72,582)
Total loans, excluding warehouse and PPP(1)(2)	$2,110,427	$1,970,499	$1,813,709	$1,823,754	$1,690,192

Total non-performing assets	$9,875	$2,689	$2,845	$3,238	$3,829

Non-performing assets as a percentage of:
Total loans(1)(2)	0.46%	0.13%	0.15%	0.16%	0.20%
Total loans, excluding PPP(1)(2)	0.46	0.13	0.15	0.17	0.22
Total loans, excluding PPP and warehouse(1)(2)	0.47	0.14	0.16	0.18	0.23

(1) Excludes outstanding balances of loans held for sale of $2.8 million, $1.2 million, $4.1 million, $1.9 million, and $5.1 million as of June 30 and March 31, 2022 and December 31, September 30, June 30, 2021, respectively.

(2) Excludes deferred loan fees of $1.7 million, $1.5 million, $1.5 million, $2.0 million, and $2.3 million as of June 30 and March 31, 2022 and December 31, September 30, June 30, 2021, respectively.

Total Interest-Earning Assets, Net of PPP Effects

	Quarter Ended June 30, 2022			Quarter Ended June 30, 2021
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total interest-earning assets	$3,020,390	$29,120	3.87%	$2,769,054	$25,284	3.66%

Total loans	2,068,379	24,587	4.77	1,912,722	22,864	4.79
Adjustments:
PPP loan average balance and net fees(1)	(8,885)	(436)	19.68	(155,417)	(1,747)	4.51
Total loans, net of PPP effects	2,059,494	24,151	4.70	1,757,305	21,117	4.82

Total interest-earning assets, net of PPP effects	$3,011,505	$28,684	3.82%	$2,613,637	$23,537	3.61%

(1) Interest earned consists of interest income of $21,000 and $385,000, and net origination fees recognized in earnings of $415,000 and $1.4 million for the quarter ended June 30, 2022 and 2021, respectively.

	Quarter Ended March 31, 2022
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total interest-earning assets	$2,963,030	$25,893	3.54%

Total loans	1,937,000	22,272	4.66
Adjustments:
PPP loan average balance and net fees(1)	(36,720)	(783)	8.65
Total loans, net of PPP effects	1,900,280	21,489	4.59

Total interest-earning assets, net of PPP effects	$2,926,310	$25,110	3.48%

(1) Interest earned consists of interest income of $89,000 and net origination fees recognized in earnings of $6904,000 million for the quarter ended March 31, 2022.

NON-GAAP RECONCILING TABLES

Net Interest Income and Net Interest Margin, Net of PPP Effects

(dollars in thousands)	Quarter Ended June 30, 2022	Quarter Ended March 31, 2022	Quarter Ended June 30, 2021
Net interest income	$26,851	$24,323	$23,477
Adjustments:
PPP-related interest income	(21)	(89)	(385)
PPP-related net origination fees	(415)	(694)	(1,362)
Net interest income, net of PPP effects	$26,415	$23,540	$21,730

Total average interest-earning assets	$3,020,390	$2,963,030	$2,769,054
Total average interest-earning assets, net of PPP effects	3,011,505	2,926,310	2,613,637

Net interest margin(1)	3.57%	3.33%	3.40%
Net interest margin, net of PPP effects(2)	3.52	3.26	3.33

Net interest income	$26,851	$24,323	$23,477
Interest income tax adjustments	299	301	269
Net interest income, fully taxable equivalent ("FTE")	$27,150	$24,624	$23,746
Net interest income, FTE, net of PPP effects	26,714	23,841	21,999

Net interest margin, FTE(3)	3.61%	3.37%	3.44%
Net interest margin, FTE, net of PPP effects(4)	3.56	3.30	3.38

(1) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(2) Net interest margin is equal to net interest income, net of PPP effects, divided by average interest-earning assets, excluding average PPP loans, annualized. Taxes are not a part of this calculation.

(3) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income, net of PPP effects, adjusted for nontaxable income divided by average interest-earning assets, excluding average PPP loans, annualized, using a marginal tax rate of 21%.

Efficiency Ratio, Net of PPP Effects

(dollars in thousands)	Quarter Ended June 30, 2022	Quarter Ended March 31, 2022	Quarter Ended June 30, 2021
Total noninterest expense	$19,694	$19,079	$17,703
Adjustments:
PPP-related deferred costs	—	—	207
Total noninterest expense, net of PPP effects	$19,694	$19,079	$17,910

Net interest income	26,851	24,323	23,477
Net interest income, net of PPP effects	26,415	23,540	21,730

Total noninterest income	$6,081	$6,479	$5,970
Securities gains (losses)	—	—	—
Noninterest income, as adjusted	$6,081	$6,479	$5,970

Efficiency ratio(1)	59.80%	61.94%	60.12%
Efficiency ratio, net of PPP effects(2)	60.60	63.56	64.66

(1) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(2) The efficiency ratio, net of PPP effects, was calculated by dividing total noninterest expense, net of PPP-related deferred costs, by net interest income, net of PPP effects, plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

NON-GAAP RECONCILING TABLES

Loan Yield, Net of PPP Effects

	Quarter Ended June 30, 2022			Quarter Ended March 31, 2022
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total loans	$2,068,379	$24,587	4.77%	$1,937,000	$22,272	4.66%
Adjustments:
PPP loans average balance and net fees	(8,885)	(436)	19.68	(36,720)	(783)	8.65
Total loans, net of PPP effects	$2,059,494	$24,151	4.70%	$1,900,280	$21,489	4.59%
Effect of removing PPP loans on loan yield			(0.07%)			(0.07%)

	Quarter Ended June 30, 2022			Quarter Ended June 30, 2021
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total loans	$2,068,379	$24,587	4.77%	$1,912,722	$22,864	4.79%
Adjustments:
PPP loans average balance and net fees	(8,885)	(436)	19.68	(155,417)	(1,747)	4.51
Total loans, net of PPP effects	$2,059,494	$24,151	4.70%	$1,757,305	$21,117	4.82%
Effect of removing PPP loans on loan yield			(0.07%)			0.03%

ACL to Total Loans, Excluding PPP

(dollars in thousands)	As of June 30, 2022	As of March 31, 2022	As of June 30, 2021
Total loans	$2,138,376	$2,014,061	$1,890,164
Adjustments:
PPP loans	(2,605)	(19,302)	(127,390)
Total loans, excluding PPP	$2,135,771	$1,994,759	$1,762,774

Allowance for credit losses	$28,997	$29,096	$31,548

Allowance for credit losses / period-end loans	1.36%	1.44%	1.67%
Allowance for credit losses / period-end loans. excluding PPP	1.36	1.46	1.79

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value per share”, “net core earnings,” “core net interest margin,” and PPP-adjusted metrics are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

Conference Call Information

The Company will hold a conference call to discuss second quarter 2022 financial results on Monday, July 18, 2022 at 10:00 am Central Daylight Time. The conference call will be hosted by Ty Abston, Chairman and CEO, Cappy Payne, SEVP and Company CFO, and Shalene Jacobson, EVP and Bank CFO. All conference attendees must register before the call at www.gnty.com/earningscall. The conference materials will be available by accessing the Investor Relations page on our website, www.gnty.com. A recording of the conference call will be available by 1:00 pm Central Daylight Time the day of the call and remain available through July 31, 2022 on our Investor Relations webpage.

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is the parent company for Guaranty Bank & Trust, N.A. Guaranty Bank & Trust has 32 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, Houston and Central Texas regions of the state. As of June 30, 2022, Guaranty Bancshares, Inc. had total assets of $3.28 billion, total loans of $2.14 billion and total deposits of $2.78 billion. Visit www.gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Actual results may also be significantly impacted by the effects of the ongoing COVID-19 pandemic, including, among other effects: the impact of the public health crisis; the operation of financial markets; global supply chain disruption; employment levels; market liquidity; the impact of various actions taken in response by the U.S. federal government, the Federal Reserve, other banking regulators, state and local governments; and the impact that all of these factors have on our borrowers, other customers, vendors and counterparties. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission ("SEC"). We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact Information:

Cappy Payne Senior Executive Vice President and Chief Financial Officer Guaranty Bancshares, Inc. (888) 572-9881
investors@gnty.com